Exhibit 4.2

Supplemental Indenture dated as of June 6, 2006 (this “Supplemental Indenture”) among:

(i) H&E Equipment Services, Inc., a Delaware corporation (“H&E Inc.”); the successor by merger to H&E Equipment Services L.L.C., formerly a Louisiana limited liability company (“H&E LLC”);

(ii) H&E Finance Corp., a Delaware corporation (“H&E Finance”);

(iii) the Guarantors (as defined in the Indenture to which reference is made below); and

(iv) The Bank of New York, as trustee under the Indenture to which reference is made below (the “Trustee”).

H&E Inc., H&E Finance, the Guarantors and the Trustee are herein together referred to as the “Parties”. H&E Inc. and H&E Finance are herein together referred to as the “Company”.

Recitals

A. H&E LLC, H&E Finance, certain of the Guarantors and the Trustee are original parties to the Indenture dated as of June 17, 2002 (together with the Supplemental Indentures defined below, the “Indenture”), which Indenture governs the 12 1/2% Senior Subordinated Notes due 2013 (the "Notes”). H&E Inc., H&E Finance and the Trustee, together with certain of the Guarantors, are parties also to the Supplemental Indentures dated as of February 2, 2006, February 3, 2006 and February 28, 2006 (together, the “Supplemental Indentures”).

B. Pursuant to the Offer to Purchase and Consent Solicitation Statement dated May 25, 2006 (the “Statement”) and the related Consent and Letter of Transmittal dated May 25, 2006 (the “Letter of Transmittal”):

(i) the Company commenced a cash tender offer (the “Offer”) for all $53 million of the outstanding Notes, upon the terms and subject to the conditions set forth in the Statement and the Letter of Transmittal;

(ii) the Company has solicited (the “Solicitation”) from the Holders of the Notes consents (the “Consents”) to amend certain provisions of the Indenture to eliminate substantially all of the restrictive covenants, to eliminate or modify certain events of default, to eliminate or modify related provisions contained in the Indenture, and to make other changes to the Indenture of a technical or conforming nature to reflect the elimination of the foregoing provisions, upon the terms and subject to the conditions set forth in the Statement and the Letter of Transmittal (the “Proposed Amendments”).

C. Pursuant to the Solicitation, the Company has obtained from the Holders such number of Consents (excluding with respect to any Notes owned by the Company or any of its affiliates) as are sufficient in accordance with Section 9.02 of the Indenture to approve the Proposed Amendments;

D. The Offer and the Solicitation (including as to Proposed Amendments) are conditioned upon (together, the “Conditions”) the “Financing Condition”, the “Requisite Consents Condition” and the “General Conditions” (as such terms are defined in the Statement and the Letter of Transmittal) and such additional conditions as are set forth in the Statement and the Letter of Transmittal.

E. The Company desires to execute and deliver, and has requested the Trustee to join with the Company and the Guarantors in the execution and delivery of, this Supplemental Indenture for the purpose of amending the Indenture to effect the Proposed Amendments. However, the amendments set forth in this Supplemental Indenture shall not become effective or operative until the Conditions have been satisfied and the Notes tendered in connection with the Offer and Solicitation are accepted for purchase by the Company (the “Acceptance Time”).

F. Pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

Agreement

Now therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Proposed Amendments. Effective as of, and subject to, the Acceptance Time, the Indenture is hereby amended as follows:

(a) The section headings or captions and the text of each of the following Sections of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Intentionally Omitted]”: Section 3.09 (Offer to Purchase by Application of Excess Proceeds); Section 4.03 (Reports); Section 4.04(b) (Compliance Certificate); Section 4.05 (Taxes); Section 4.06 (Stay, Extension and Usury Laws); Section 4.07 (Restricted Payments); Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries); Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock); Section 4.10 (Asset Sales); Section 4.11 (Transactions with Affiliates); Section 4.12 (Liens); Section 4.13 (Business Activities); Section 4.14 (Corporate Existence); Section 4.15 (Offer to Repurchase Upon Change of Control); Section 4.16 (No Senior Subordinated Debt); Section 4.17 (Sale and Leaseback Transactions); Section 4.18 (Designation of Restricted and Unrestricted Subsidiaries); Section 4.19 (Payments for Consent); Section 4.20 (Additional Subsidiary Guarantees); Section 4.21 (Calculation of Original Issue Discount); and clause (4) of the first sentence of 5.01 (Merger, Consolidation, or Sale of Assets).

(b) The defined terms and the definitions thereof set forth in Section 1.01 (Definitions) of the Indenture and the other Sections of the Indenture identified on Schedule A hereto are hereby amended as set forth on Schedule A hereto.

(c) All references in the Indenture to provisions that have been deleted as a result of the amendments set forth in this Supplemental Indenture are also hereby deleted in their entirety.

(d) Any defined terms and the definitions thereof set forth in Section 1.01 (Definitions) of the Indenture or defined terms listed in Section 1.02 (Other Definitions) of the Indenture that are no longer used as a result of the amendments to the Indenture set forth in this Supplemental Indenture are hereby deleted and replaced with the phrase “[Intentionally Omitted]”.

(e) The definition of any defined term used in the Indenture where such definition is set forth in any of the sections or clauses that are eliminated by this Supplemental Indenture and the term it defines is still used in the Indenture after the amendments to the Indenture set forth in this Supplemental Indenture become operative shall be deemed to become part of, and defined in, Section 1.01 (Definitions) of the Indenture, such terms, if any, to be in alphanumeric order within Section 1.01 (Definitions) of the Indenture.

3. Conforming Amendments. Effective upon the Acceptance Time, the form of Note attached as Exhibit A1 to the Indenture, as well as each of the outstanding Notes, are hereby amended to make any and all changes that correspond to the amendments to the Indenture set forth in or pursuant to Section 2 of this Supplemental Indenture.

4. Effect and Operation of Supplemental Indenture.

(a) This Supplemental Indenture shall be effective and binding immediately upon its execution by the Parties but, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, (i) the amendments to the Indenture set forth in or pursuant to Section 2 of this Supplemental Indenture shall not become operative unless and until the Notes tendered in connection with the Offer and the Solicitation are accepted for purchase by the Company and the Indenture will remain in effect in its current form until such amendments become operative. If the Offer and the Solicitation are terminated, withdrawn or otherwise not completed, this Supplemental Indenture will have no force or effect and the amendments to the Indenture set forth in or pursuant to Section 2 of this Supplemental Indenture will not become operative.

(b) Except as modified or amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. In the event of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

(c) The Trustee accepts the modification of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

(d) Except as expressly amended in or pursuant to Section 2 of this Supplemental Indenture, the Indenture is in all respects ratified and confirmed by the Parties and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Interpretation. Upon the execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture as of (and subject to) the Acceptance Time, and all the terms and conditions of the Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control. The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of the Notes.

6. Conflict with the Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be a part of or govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, such provision of the TIA shall be deemed to apply to the Indenture as so modified or excluded by this Supplemental Indenture, as the case may be. Without limiting the generality of the foregoing, the provisions of Section 314 of the TIA, if and to the extent applicable to the Company, shall apply notwithstanding the amendment of Section 4.03 of the Indenture as provided herein.

7. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. Counterparts. The Parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

11. Indenture Generally. Except as supplemented herein, the Indenture remains in full force and effect.

[Signature Pages Follow]

In witness whereof, the Parties have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

H&E Equipment Services, Inc.	H&E Finance Corp.

By: /s/ John M. Engquist	By: /s/ John M. Engquist

John Engquist	John Engquist
President	President

GNE Investments, Inc., as a Guarantor	Great Northern Equipment, Inc. , as a Guarantor

By: /s/ John M. Engquist	By: /s/ John M. Engquist

John Engquist	John Engquist
President	President

H&E Equipment Services (California), LLC, as a Guarantor	H&E California Holding, Inc., as a Guarantor

By: /s/ John M. Engquist	By: /s/ John M. Engquist

John Engquist	John Engquist
President	President

The Bank of New York, as Trustee

By: /s/ William Cardozo

William Cardozo
Agent

Schedule A to Supplemental Indenture

Additional Amendments

Pursuant to Section 2(b) of this Supplemental Indenture, the following defined terms and the definitions thereof and Sections are amended and restated as set forth below:

1. The definition of “Designated Senior Debt” is hereby amended and restated as follows:

* * *

“DESIGNATED SENIOR DEBT” means any Indebtedness outstanding under the Credit Agreement; and any other Senior Debt permitted under this Indenture the principal amount of which is $25.0 million or more and that in each case has been designated by the Company as “Designated Senior Debt”.

* * *

2. The definition of “Senior Debt” is hereby amended and restated as follows:

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“SENIOR DEBT” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities and all Hedging Obligations that are secured under the documents that secure the Indebtedness under a Credit Facility;

(2) the Senior Secured Notes and all the Obligations with respect thereto;

(3) any other Indebtedness of the Company or any Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company;

(3) any trade payables;

(4) any Indebtedness of the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries; or

(5) the portion of any Indebtedness that is incurred in violation of this Indenture.

* * *

3. Section 6.01 (Events of Default) is hereby amended and restated as follows:

*	* *

Each of the following is an “Event of Default”:

(1) the Company defaults for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by Article 10);

(2) the Company defaults in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes (whether or not prohibited by Article 10);

(3) [Intentionally Omitted]

(4) [Intentionally Omitted]

(5) [Intentionally Omitted]

(6) [Intentionally Omitted]

(7) the Company

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case;

(B) appoints a custodian of the Company or for all or substantially all of the property of the Company; or

(C) orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(9) [Intentionally Omitted]

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